KEEFE, BRUYETTE & WOODS, INC.
Telephone: (877) 298-6520 (toll free)

FIRST NATIONAL OF NEBRASKA
Offer to Purchase for Cash
Shares of its Common Stock
Held by Holders of 99 or Fewer Shares
At a Purchase Price of $3,500 Net Per Share

THE OFFER TO PURCHASE EXPIRES AT 5:00 P.M.,
CENTRAL DAYLIGHT TIME, ON JULY 10, 2002.

To Brokers, Dealers, Commercial Banks,

              Trust Companies and Other Nominees:

              First National of Nebraska ("First National") has appointed us to act as Dealer Manager in connection with its Offer to Purchase for cash shares of its common stock (the "Shares") held by holders of 99 or fewer Shares, at price of $3,500 per Share, upon the terms and subject to the conditions set forth in First National's Offer to Purchase, dated June 6, 2002, and in the related Letter of Transmittal, which together constitute the "Offer."

              THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER.

              No fees or commissions will be payable by First National to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than the fee paid to the Dealer Manager and the Soliciting Dealer (as defined below) as described in the Offer to Purchase. First National will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. First National will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 5 of the Letter of Transmittal and the limitations set forth in the Offer to Purchase.

              No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of First National, other than the First National Bank of Omaha Trust Department as "Depositary," Keefe, Bruyette & Woods, Inc. as the "Dealer Manager," or Smith Hayes Financial Services Corporation as the "Soliciting Dealer" for purposes of the Offer.

              For your information and for forwarding to your clients (including those holding over 99 Shares) for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated June 6, 2002;

  2.
  Form of Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client's Instructions with regard to the Offer;

  3.
  The Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date;

  4.
  Letter, dated June 6, 2002, from Bruce R. Lauritzen, Chairman of First National to shareholders of First National;

  5.
  Letter of Transmittal for your use and for the information of your clients, together with an accompanying Form W-9 and guidelines;

  6.
  Frequently Asked Questions Brochure for your use and for the information of your clients; and

  7.
  A return envelope addressed to the First National Bank of Omaha Trust Department, as Depositary.

              WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., CENTRAL DAYLIGHT TIME, ON JULY 10, 2002. WHILE THE TENDER OFFER IS OPEN ONLY TO SHAREHOLDERS OWNING 99 OR LESS SHARES, WE ASK THAT YOU DELIVER THE OFFERING MATERIALS TO ALL SHAREHOLDERS FOR INFORMATIONAL PURPOSES.

              In order to take advantage of the Offer, a shareholder must do either (1) or (2) below before the Offer expires:

  (1)
  A duly executed and properly completed Letter of Transmittal (or agents message) and any other required documents should be sent to the Depositary with certificate(s) representing the tendered Shares, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase; or

  (2)
  Comply with the guaranteed delivery procedure set forth in the Offer to Purchase.

              Any inquiries you may have with respect to the Offer, and any requests for additional copies of the enclosed materials, should be addressed to the Dealer Manager at (877) 298-6520 (toll free).

Very truly yours,
Keefe, Bruyette & Woods, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FIRST NATIONAL OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE SOLICITING DEALER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.